    WORLD MONITOR TRUST--
    SERIES A

    MONTHLY REPORT/
    OCTOBER 30, 1998

         WORLD MONITOR TRUST--SERIES A
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from September 26, 1998 to October 30, 1998 for World Monitor Trust--Series A (the 'Trust'). The net asset value of an interest as of October 30, 1998 was $99.83, a decrease of 2.75% from the September 25, 1998 value of $102.65. The year-to-date return for the Trust, which commenced trading June 10, 1998, was a decrease of .17% as of October 30, 1998.

The estimated net asset value per interest as of November 17, 1998 was $98.32. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,
          /s/ Thomas M. Lane, Jr.
          -----------------------
          Thomas M. Lane, Jr.
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------------
For the period from September 26, 1998 to
  October 30, 1998
Revenues:
Realized loss on commodity
  transactions.............................   $(167,923)
Change in unrealized commodity
  positions................................     (63,171)
Interest income............................      50,080
                                              ---------
                                               (181,014)
                                              ---------
Expenses:
Commissions................................      69,107
Management fee.............................      17,828
                                              ---------
                                                 86,935
                                              ---------
Net loss...................................   $(267,949)
                                              ---------
                                              ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the period from September 26, 1998 to
  October 30, 1998
                                                   Per
                                      Total      Interest
                                    ----------   -------
Net asset value at beginning of
  month (85,655.909 interests)....  $8,792,507   $102.65
Additional contributions..........     883,400
Net loss..........................    (267,949)
Redemptions.......................     (23,967)
                                    ----------
Net asset value at end of
  month (93,998.412 interests)....  $9,383,991     99.83
                                    ----------   -------
                                    ----------
Change in net asset
  value per interest..........................   $ (2.82)
                                                 -------
                                                 -------
Percentage change.............................     (2.75)%
                                                 -------
                                                 -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series A is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                    /s/ Barbara J. Brooks
                                    -----------------------
                                by: Barbara J. Brooks
                                    Chief Financial Officer